Exhibit 10.30

AMENDMENT 2021-1

MERCURY GENERAL CORPORATION PROFIT SHARING PLAN

WHEREAS, Mercury General Corporation (the “Company”) maintains the Mercury General Corporation Profit Sharing Plan (the “Plan”);

WHEREAS, pursuant to Section 9.1 of the Plan, the Company is authorized to amend the Plan; and

WHEREAS, the Company desires to amend the Plan’s hardship distribution provisions to limit such distributions to no more than two per year.

NOW, THEREFORE, the Plan is amended, effective as of January 1, 2021, as follows:

Subsection (d) of Section 7.2 of the Plan is amended to read as follows:

“(d)    A Participant shall not be permitted to make any withdrawals from his Accounts pursuant to this section until he has obtained all distributions, other than hardship distributions, currently available under all qualified profit sharing and retirement plans maintained by the Company or a Related Company. However, a Participant is not required to obtain a loan prior to making a withdrawal under this section. The Committee may require or permit elections under this Section 7.2 by means of electronic media in accordance with Section 2.6. In no event shall a Participant be able to make more than two withdrawals under this Section 7.2 within any twelve-consecutive month period.”

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment 2021-1 to the Plan this 30th day of March, 2021.

MERCURY GENERAL CORPORATION

By: /s/ Theodore R. Stalick

Its: SVP-CFO